Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the merger among Forian Inc. (“Forian” or the “Company”), DNA Merger Sub, Inc. (“Merger Sub”) and Helix Technologies, Inc. (“Helix”) and the contribution between Forian and Medical Outcomes Research Analytics, LLC (“MOR”) (we refer to the merger and the contribution collectively as the “business combination”). MOR and Helix have historical operating businesses, and Forian was incorporated to be the parent company following the completion of the business combination. The contribution agreement was entered into immediately prior to closing of the merger. The business combination was accounted for using acquisition accounting, in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). As such, the assets and liabilities of Helix, as of the completion of the business combination, were recorded at their fair values as well as any identifiable intangible assets. Any remaining excess purchase price will be allocated to goodwill, will not be amortized and will be evaluated for impairment annually. The consolidated financial statements of Forian issued after the consummation of the business combination will reflect such values. MOR was determined to be the accounting acquirer based upon the terms of the business combination and other factors, such as relative voting rights and the composition of the combined company’s board of directors and senior management. The historical financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are directly attributable to the business combination, factually supportable, and with respect to the statements of operations, expected to have a continuing impact on the combined company, as follows:

•
The unaudited pro forma condensed combined balance sheet as of December 31, 2020 was prepared based on (i) the historical audited consolidated balance sheet of Forian as of December 31, 2020 and (ii) the historical audited balance sheet of Helix as of December 31, 2020.

•
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 was prepared based on (i) the historical audited consolidated statement of operations of Forian for the year ended December 31, 2020 and (ii) the historical audited consolidated statement of operations of Helix for the year ended December 31, 2020.

•
Forian is a Delaware corporation and was formed by MOR on October 15, 2020 for the purpose of effecting the business combination and all activity for Forian since its inception through the year ended December 31, 2020 has been insignificant. To date, Forian has not conducted any activities other than those incidental to its formation and the matters contemplated by the business combination. Effective as of the completion of the business combination, Helix and MOR became subsidiaries of Forian.

While Forian was the legal acquirer, the business combination was accounted for as a reverse acquisition using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” (“ASC 805”). MOR was deemed to be the accounting acquirer for financial accounting purposes. The combination of MOR and Forian was accounted for as a transaction between entities under common control pursuant to ASC 805-50. Accordingly, the combination of Forian and MOR results in a change in reporting entity and the financial statements of Forian are presented as though the combination of Forian and MOR occurred as of the beginning of the periods presented. The unaudited pro forma condensed combined financial information set forth below primarily gives effect to the following:

•	the consummation of the merger between Helix and Merger Sub;

•	the application of the acquisition method of accounting in connection with the business combination;

•	the conversion of Helix convertible notes and preferred stock into Forian common stock; and

•	the exclusion of discontinued operations of Helix in the combined statements of operations.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined balance sheet data gives effect to the business combination as if it had occurred on December 31, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 gives effect to the business combination as if it had occurred on January 1, 2020.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the business combination been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to events that are directly attributable to the business combination, factually supportable and, with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the results of operations of the combined company. The accompanying unaudited pro forma condensed combined statements of operations do not include any pro forma adjustments to reflect certain expected financial benefits of the business combination, such as tax savings, cost synergies or revenue synergies, or the anticipated costs to achieve those benefits, including the cost of integration activities, or restructuring actions which may be achievable or the impact of any non-recurring activity and one-time transaction related costs.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing GAAP, which are subject to change. Forian was deemed the accounting acquirer in the business combination for accounting purposes and Helix was treated as the acquiree, based on a number of factors considered at the time of preparation of the pro forma financial, including control over the post-merger company as evidenced by the composition of executive management and the board of directors as well as the relative equity ownership after the closing of the business combination. The application of acquisition accounting is dependent upon (i) the working capital positions at the closing of the business combination, (ii) other factors such as the fair value of Forian shares and the share price of Helix immediately prior to the closing of the business combination and (iii) certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. The combined company will complete the valuations and other studies upon completion of the business combination and will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the closing date of the business combination. The assets and liabilities of Helix and other pro forma adjustments have been measured based on various preliminary estimates using assumptions that Forian, MOR and Helix believe are reasonable, based on information that is currently available. Accordingly, the pro forma adjustments are preliminary. Differences between these preliminary estimates and the final acquisition accounting could be significant, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operation and financial position.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Forian. Following the completion of the business combination, the combined company will perform a detailed review of Helix accounting policies and will conform the combined company policies. The combined company may identify additional differences between the accounting policies of the companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company. Additionally, certain financial information of Helix as presented in its historical consolidated financial statements has been reclassified to conform to the historical presentation in Forian’s financial statements for purposes of preparation of the unaudited pro forma condensed combined financial information. There were no transactions between Forian and Helix during the periods presented in the unaudited pro forma condensed combined financial information.

This unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the accompanying notes, as well as the following historical financial statements and the related notes of Forian and Helix:

•	Separate historical audited consolidated financial statements of Helix as of and for the year ended December 31, 2020; and

•	Separate historical audited consolidated financial statements of Forian as of and for the year ended December 31, 2020.

FORIAN INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2020
(in thousands)

	FORIAN Historical	Helix Historical	Pro Forma Adjustments (See Note 6)		Pro Forma Condensed Combined
ASSETS
Current assets:
Cash and cash equivalents	$665	$1,773	$(400)	(a)	$928
			(903)	(b)
			112	(e)
			(319)	(i)
Marketable securities	11,502	-	-		11,502

Accounts receivable, net	23	665	-		688
Prepaid expenses and other current assets	121	1,459	-		1,580
Costs & earnings in excess of billings	-	263	-		263
Contract assets	197	-	-		197
Other receivables	-	600	-		600
Total current assets	12,508	4,760	(1,510)		15,758
Property, plant and equipment, net	46	1,533	(1,369)	(g)	210
Intangible assets, net	-	8,735	1,159	(c)	9,894
Goodwill	-	9,743	(1,694)	(d)	8,049
Deposits and other assets	-	849	-		849
Promissory note receivable	-	75	-		75
Total assets	$12,554	$25,695	$(3,414)		$34,835

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expense	$1,128	$2,827	$-		$3,955
Billings in excess of costs	-	83	-		83
Deferred revenues	159	-	-		159
Notes payable, current portion	-	409	(400)	(a)	9
Warrant liability	-	640	-		640
Obligation to issue common stock	-	91	(91)	(f)	-
Total current liabilities	1,287	4,050	(491)		4,846
Notes payable and financing arrangements, net of current position	-	13	-		13
Convertible notes payable, net of discount and current portion	-	385	(385)	(a)	-
Other long-term liabilities	-	574	-		574
Total liabilities	1,287	5,022	(876)		5,433

Stockholders’ equity:

Preferred stock, Class A	-	1	(1)	(h)	-
Preferred stock, Class B	-	14	(14)	(h)	-
Common stock	21	146	5	(a)	30
			1	(e)
			1	(f)
			(144)	(h)

Additional paid-in capital	17,515	114,468	380	(a)	35,960
			111	(e)
			90	(g)
			(96,604)	(i)

Accumulated other comprehensive income	-	173	(173)	(h)	-

Accumulated deficit	(6,269)	(94,129)	(903)	(b)	(6,588)
			(1,369)	(g)
			96,401	(h)
			(319)	(i)
Total stockholders’ equity	11,267	20,673	(2,538)		29,402
Total liabilities and stockholders’ equity	$12,554	$25,695	$(3,414)		$34,835

FORIAN INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share amounts)

	Historical		Pro Forma Adjustments		Pro Forma Condensed Combined
	FORIAN	Helix	(See Note 7)
Revenue	$545	$11,778	$-		$12,323
Cost of revenues	38	3,736	-		3,774
Gross margin	507	8,042	-		8,549

Operating expenses	5,491	9,608	(250)	(a)	13,581
			(405)	(b)
			(863)	(h)
Depreciation and amortization	-	4,372	(551)	(c)	3,821
Impairment of intangible assets	-	41,333	-		41,333
Loss Before Interest and Taxes	(4,984)	(47,271)	2,069		(50,186)

Change in fair value of convertible note	-	(957)	957	(d)	-
Change in fair value of convertible note - related party	-	498	(498)	(e)	-
Change in fair value of warrant liability	-	132	-		132
Gain on asset disposal	-	240	-		240
Loss on conversion of convertible note	-	(9,662)	9,662	(f)	-
Gain on reduction of obligation pursuant to acquisition	-	2	-		2
Interest income/(expense)	-	(1,208)	990	(g)	(218)
Other income/(expense)	4	25	-		29
Net Loss from Continuing Operations	$(4,980)	$(58,201)	$13,180		$(50,001)

Loss per share attributable to common shareholders:
Basic and Diluted	$(0.38)	$(0.54)	$-		$(1.87)

Weighted average common shares used in per share calculations:
Basic and Diluted	13,190	108,015	(94,489)		26,716

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the Merger

On March 2, 2021 (the “Effective Time”), pursuant to the Agreement and Plan of Merger, dated as of October 16, 2020, as amended by Amendment to Agreement and Plan of Merger, dated as of December 30, 2020, as further amended by Amendment No. 2 to Agreement and Plan of Merger, dated February 9, 2021 (together, the “Merger Agreement”), by and among Helix, the Company and Merger Sub, Merger Sub merged with and into Helix, with Helix being the surviving corporation as a wholly-owned subsidiary of the Company.

Pursuant to the terms of the Merger Agreement, at the Effective Time, each share of Helix common stock, par value $0.001 per share (“Helix Common Stock”) was converted into 0.05 shares (the “Exchange Ratio”) of common stock, par value $0.001 per share, of the Company (“Company Common Stock”). Also, at the Effective Time, each outstanding Helix stock option, whether vested or unvested, and outstanding warrants to purchase Helix common stock were automatically converted into Company stock options or warrants to acquire Company Common Stock, on the same terms and conditions as were applicable to such Helix stock options and warrants immediately prior to the Effective Time, the number of shares of Company Common Stock (rounded, if necessary, down to the nearest whole share) determined by multiplying the number of shares of Helix Common Stock subject to such Helix stock options and warrants as of immediately prior to the Effective Time by the Exchange Ratio, at an exercise price per share of Company Common Stock (rounded, if necessary, up to the nearest whole cent) equal to the exercise price per share of Helix Common Stock under such Helix stock options and warrants divided by the Exchange Ratio.

Immediately prior to the Effective Time, pursuant to the Equity Interest Contribution Agreement, dated March 2, 2021 (the “Contribution Agreement”), by and among the Company, MOR and each equity holder of MOR, such equity holders contributed their interests in MOR to the Company in exchange for shares of Company Common Stock (the “Contribution”). Upon the closing of the Contribution Agreement, MOR also became a wholly-owned subsidiary of the Company. Each unit of MOR was exchanged for 1.7776 shares of Company Common Stock, subject to any adjustments as outlined in the Contribution Agreement. The combination of Forian and MOR was accounted for as a transaction between entities under common control pursuant to ASC 805-50. Accordingly, the combination results in a change in reporting entity and the financial statements of Forian are presented as though the combination of Forian and MOR occurred as of the beginning of the periods presented.

As a result of the business combination, the holders of equity interests of MOR, including shares reserved for future issuance under MOR equity participation plans, as of immediately prior to the merger effective date collectively own approximately 72% of the outstanding shares of the common stock of the combined company, including shares reserved for future issuance under MOR equity participation plans. Each MOR unit, was converted into the right to receive 1.7776 shares of Forian common stock (subject to any adjustments under the Contribution Agreement), or approximately 23.0 million Forian shares. The holders of Helix common stock as of immediately prior to the effective time collectively own approximately 28% of the outstanding shares of the common stock of the combined company, including shares reserved for future issuance under Helix stock option plans and Helix warrants. Helix common stock (including those resulting from the convertible notes and preferred stock and the notes but excluding any dissenting shares and certain excluded shares as described elsewhere herein) was converted into the right to receive 0.05 shares of Forian common stock, or approximately 9.0 million Forian shares.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of SEC Regulation S-X. All amounts in these notes to unaudited pro forma condensed combined financial information are in thousands, except per share amounts. The historical financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to unaudited pro forma events that are:

•	directly attributable to the business combination;

•	factually supportable; and

•	with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the results of operations of the combined company.

Only transactions and activity that were deemed factually supportable under Article 11 of Regulation S-X have been reflected in preparation of these pro forma financial statements, which may cause pro forma cash and other balances to differ materially from the amounts at closing of the business combination.

The business combination was accounted for using the acquisition method for accounting purposes, with MOR as the deemed accounting acquirer and Helix as the deemed accounting acquiree. Therefore, the historical basis of MOR’s assets and liabilities were not remeasured as a result of the business combination. In identifying MOR as the acquiring entity, the companies considered the structure of the business combination, the relative outstanding share ownership at closing and the composition of the combined company’s board of directors and senior management.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The acquisition method of accounting uses the fair value concepts defined in ASC Topic 820, “Fair Value Measurement” (“ASC 820”). Fair value is defined in ASC 820 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants.

Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

Fair value estimates were determined based on preliminary discussions between Forian, MOR and Helix management, and a preliminary valuation of Helix assets and liabilities using December 31, 2020 as the measurement date. The allocation of the aggregate consideration used in the preliminary unaudited pro forma condensed combined financial information is based on preliminary estimates. The estimates and assumptions are subject to change as of the Effective Time. Refer to Note 5 for additional information.

For pro forma purposes, the valuation of consideration transferred is based on, among other things, the number of Helix common shares outstanding as of December 31, 2020 and fair value price per share of Forian as of December 31, 2020. Refer to Note 5 for additional information. This is used for pro forma purposes only. The consideration transferred was ultimately based on the number of Helix common shares outstanding immediately prior to the effective time of the business combination, which could materially change from the assumptions included in this pro forma financial information, noting the relative share ownership of MOR and Helix was approximately 72% and 28%, respectively. Additionally, for the purposes of this pro forma financial information, the consideration transferred ascribes no value to outstanding out-of-the-money Helix warrants and stock options that would not be converted to equity based on the value of the exercise price of the instruments as compared to the market price of Helix’s shares.

The unaudited pro forma condensed combined balance sheet data gives effect to the business combination as if it had occurred on December 31, 2020. The unaudited pro forma condensed combined statements of operations data gives effect to the business combination as if it had occurred on January 1, 2020. The pro forma financial information also excludes the discontinued operations reported in Helix historical consolidated statements of operations and other comprehensive loss for the year ended December 31, 2020. The unaudited pro forma condensed combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

The unaudited pro forma condensed combined financial information has not been adjusted to give effect to certain expected financial benefits of the business combination, such as tax savings, cost synergies or revenue synergies, or the anticipated costs to achieve these benefits, including the cost of integration activities. The unaudited pro forma condensed combined financial information does not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the combination that are not expected to have a continuing impact on the business of the combined company. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, the closing of the business combination are not included in the unaudited pro forma combined statement of operations. However, the estimated impact of such transaction expenses is reflected in the unaudited pro forma condensed combined balance sheet as a decrease to cash and an increase to accumulated deficit.

The unaudited pro forma condensed combined financial information is rounded in thousands and therefore subtotal and total amounts may differ due to rounding differences.

3.	Accounting Policies

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies of Forian. Following the business combination, the combined company will conduct a review of accounting policies of Helix in an effort to determine if differences in accounting policies require further reclassification of results of operations or reclassification of assets or liabilities to conform to Forian’s accounting policies and classifications. As a result of that review, the combined company may identify differences among the accounting policies of the companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

4.	Helix Reclassifications

Certain financial information of Helix has been reclassified to conform to the historical presentation in Forian’s financial statements as set forth below:

a.
Operating Expenses – operating expenses are consolidated to a single expense result to enable comparability across time periods for the combined businesses. Helix and Forian have historically categorized operating expenses differently and consolidating the two different approaches standardizes the presentation.

5.	Reverse acquisition and purchase price allocation

Fair Value of Total Estimated Consideration Transferred
The fair value of preliminary purchase consideration expected to be transferred on the closing date includes the value of the estimated number of shares of the combined company to be owned by Helix shareholders prior to the closing of the business combination. The value of Helix warrants and stock options is assumed at the intrinsic value. The fair value per share of Forian common stock was assumed for pro forma purposes to be $2.158 per share. The fair value of Forian common stock was determined by utilizing the fair value of MOR established by the private placement of 26% of MOR’s equity for $13 million which was completed in December 2020 as follows:

(in thousands, except per share amounts)	Amounts
Proceeds from MOR Private Placement completed December 2020	$13,000
MOR Partnership Units issued in Private Placement	3,389
Fair Value per MOR Partnership Unit	$3.836
MOR Exchange Ratio	1.7776
Fair Value of Forian Common Stock per share based upon MOR Private Placement and MOR Exchange Ratio	$2.158

Although changes in the fair value of Forian Common Stock may impact the fair value of total estimated purchase consideration transferred, they will not impact the 72%/28% split specified in the Merger Agreement.

Purchase consideration (in thousands, except per share amounts)	Amounts
Helix common shares outstanding as of December 31, 2020	146,401.2
Helix common shares issued in exercise of warrants, options and PIK interest after December 31, 2020	1,644.3
Helix common shares to be issued to redeem Convertible Preferred Stock	15,464.0
Helix common share to be issued to redeem Convertible Notes	4,603.0
Helix shares issuable for the vested in the money stock options and warrants	2,922.7
Total shares of Helix common stock assumed to be outstanding as of the closing of the business combination	171,035.2
Helix Exchange Ratio	0.050
Forian shares to be issued at the closing of the business combination	8,551.8
Forian fair value per share	$2.158
Fair value of total estimated purchase consideration transferred	$18,454

Purchase Price Allocation
The following is the preliminary estimate of the allocation of the purchase price to acquired identifiable assets and assumed liabilities, which includes preliminary purchase accounting adjustments to reflect the fair value of intangible assets acquired at the time of the business combination.

(in thousands)	Amounts
Book value of net assets acquired from continuing operations as of December 31, 2020 (includes impact of Helix related pro forma adjustments. Refer to Note 6 a-e	$18,989
Less: Helix goodwill not acquired	(9,743)
Book value of net assets acquired as of December 31, 2020	9,246
Adjustments to reflect preliminary fair value of assets acquired and liabilities assumed:
Intangibles, net. Refer to Note 6(c)	1,159
Goodwill	8,049
Fair value of total estimated consideration transferred	$18,454

Goodwill not acquired in the business combination	$9,743
Goodwill estimated to be created in the business combination	8,049
Net pro forma adjustment to goodwill	$(1,694)

The intangibles identified relate to customer relationships, software and tradename. The values assigned to the intangibles are preliminary in nature.  Changes in fair values could result in material adjustments in the purchase price allocation and resulting goodwill.

The preliminary estimated fair value of intangibles of $9,894 is an increase of $1,159 over Helix’s book value of intangible assets prior to the business combination. The acquired identified intangible assets are expected to be comprised of the following:

	Estimated Remaining Useful Life	Estimated Fair Value	Change in Amortization Expense for the Year Ended December 31, 2020
(in thousands)
Customer Relationships	5 years	$5,363	$990
Software Technology	5 years	4,117	(1,484)
Trade Names and Trademarks	7 years	414	(57)
Total		$9,894	$(551)

The fair value estimate for all identifiable intangible assets is preliminary and is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold, or are intended to be used in a manner other than their best use. The final determination of fair value of intangible assets, as well as estimated useful lives, remains subject to change. The finalization may have a material impact on the valuation of intangible assets and the purchase price allocation, which is expected to be finalized subsequent to the business combination. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease to goodwill of approximately $989 at the business combination date and a corresponding increase or decrease to amortization expense of approximately $196 for the year ended December 31, 2020 assuming an overall weighted-average useful life of approximately 5.08 years.

The final purchase consideration will be based on the fair value per share of the Forian common shares issued immediately prior to the effective time of the business combination. Accordingly, the purchase consideration may change significantly if it is determined that the fair value of Forian common shares issued at the closing date has changed from the $2.158 per share determined based upon the private placement completed in December 2020. A 10% increase or decrease in Forian’s fair value per share price would result in the following changes:

Share price sensitivity analysis (in thousands)	Estimate	10% increase in Forian share price	10% decrease in Forian share price
Preliminary fair value of purchase consideration	$18,454	$20,299	$16,609
Goodwill	$8,049	$9,894	$6,204

6.	Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The following provides explanations of the various adjustments to the unaudited pro forma condensed combined balance sheet as of December 31, 2020 (in thousands, except share and per share amounts):

(a)
Represents repayment of $400 in Helix notes payable for cash and the conversion of $385 of Helix Convertible Notes and related accrued interest into Helix common stock which occurred after December 31, 2020.

(b)
Represents $903 of Helix estimated transaction related costs, including contractual payments to certain Helix officers and board members expected to be incurred after December 31, 2020 in connection with the business combination and not reflected in the Helix balance sheet. These are reflected as a decrease to Helix cash and increase to Helix accumulated deficit.

(c)
Represents the difference between the preliminary estimated fair value of Helix intangible assets of $9,894 less the historical carrying value of Helix intangible assets of $8,735 as of December 31, 2020. Refer to Note 5.

(d)	Represents the difference between the historical carrying value of Helix goodwill of $9,743 as of December 31, 2020 less the preliminary estimated fair value of goodwill of $8,049. Refer to Note 5.

(e)	Represents the $112 of cash received upon the exercise of Helix options and warrants which occurred after December 31, 2020.

(f)
Represents the issuance of Helix common stock after December 31, 2020 related to the exercise of a warrant prior to December 31, 2020. The cash proceeds from the warrant exercise is classified as a liability as of December 31, 2020 as the common stock had not been issued as of that date.

(g)
Represents the elimination of historical carrying value of Helix capitalized software development costs included in Fixed Assets as of December 31, 2020 as the fair value of Helix software assets was included in the determination of the software related intangible assets acquired in the business combination. Refer to Note 5.

(h)
Represents the completion of the business combination with Helix. Helix common and preferred stockholders received approximately 9.0 million shares of Forian stock with an estimated value of $18,454 based on the estimated fair value of Forian common stock per share of $2.158. The business combination results in the elimination of balances related to Helix common and preferred stock, paid-in capital, accumulated deficit and accumulated comprehensive income and in Forian recording identified intangibles of $9,894 and goodwill of $8,049.

(i)
Represents $319 of Forian estimated transaction related costs expected to be incurred in connection with the business combination not reflected in the Forian balance sheet as of December 31, 2020. These are reflected as a decrease to cash and increase to Forian accumulated deficit.

(1)	Explanation of shares issued in the business combination:

(in thousands, except per share amounts)	Amount
Shares of Helix common stock outstanding on December 31, 2020	146,401
Additional Helix common stock issued subsequent to December 31, 2020	21,711
Total shares of Helix common stock outstanding as of closing of the business combination	168,112
Helix shares issuable for in-the-money vested stock options and warrants	2,923
Total shares of Helix common stock assumed to be outstanding as of the closing of the business combination	171,035
Helix Exchange Ratio	0.05
Total Forian Shares to be issuable to Helix Shareholders	8,552
Total Forian Shares outstanding on December 31, 2020	21,233
Total Forian Shares issued in business combination	29,785
Par value per common share	0.001
Common stock par value at business combination	$30.0

(2)	Adjustments to accumulated deficit are as follows:

(in thousands)	Amount
Purchase consideration	$18,454
Elimination of Helix historical additional paid-in capital, net of pro forma adjustments. Refer to Note 6	(115,049)
Par value common stock issued to Helix Shareholders	(9)
Total pro forma adjustments	$(96,604)

(3)	Adjustments to accumulated deficit as follows:

(in thousands)	Amount
Elimination of historical Helix accumulated deficit net of pro forma adjustments. Refer to Note 6.	$96,401

(4)	Adjustments to remove Helix’s accumulated other comprehensive income

(in thousands)	Amount
Elimination of historical Helix accumulated other comprehensive income	$173

7.	Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

The following provides explanations of the various adjustments to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 (in thousands):

(a)
Represents the elimination of a management fee of $(250) for the year ended December 31, 2020 related to a contract with certain Helix investors that terminated upon the closing of the business combination.

(b)	Represents the elimination of $(405) for the year ended December 31, 2020 relating to business combination transaction related expenses incurred by Helix that will not recur on an ongoing basis.

(c)
Represents change in amortization of $(551) for the year ended December 31, 2020 related to fair value adjustments to intangible assets to reflect the difference between the estimated amortization of intangible assets recorded in connection with the business combination and the amounts included for amortization of intangible assets included in the Helix historical Statement of Operations. Refer to Note 5 above.

(d)
Represents the elimination of $957 for the year ended December 31, 2020 related to the change in fair value of a Helix convertible note that was converted prior to the completion of the business combination and will not recur on an ongoing basis.

(e)
Represents the elimination of $(498) for the year ended December 31, 2020 related to the change in fair value of a Helix convertible note to a related party that was converted prior to the completion of the business combination and will not recur on an ongoing basis.

(f)	Represents the elimination of a loss of $9,662 for the year ended December 31, 2020 related to a Helix convertible note that will not recur on an ongoing basis.

(g)
Represents the elimination of the historical interest expense of $990 for the year ended December 31, 2020 related to conversion of Helix convertible notes to Helix common stock. The convertible notes were converted by the note holders after December 31, 2020.

(h)	Represents the elimination of $(863) for the year ended December 31, 2020 relating to business combination transaction related expenses incurred by MOR that will not recur on an ongoing basis.

8.	Loss per Share

The unaudited pro forma weighted average number of basic and diluted shares outstanding for the years ended December 31, 2020 is calculated as follows:

(in thousands, except share and per share amounts)	Year ended December 31, 2020
Weighted average Forian Shares outstanding as of December 31, 2020 – basic and diluted	13,190
Adjustment to Forian Weighted Average Shares Outstanding to reflect completion for Series S-1 financing as of January 1, 2020	5,529
Pro Forma Forian Shares Weighted Average Shares Outstanding as of December 31, 2020	18,719

Weighted average Helix shares outstanding as of December 31, 2020 – basic and diluted	108,015
Helix shares issued to convertible preferred holders as if the conversion to common stock occurred on January 1, 2020	15,464
Helix shares issued to convertible note holders as if the conversion of the notes to common stock occurred on January 1, 2020	36,465
Total Pro Forma Weighted Average Helix Shares	159,944
Helix Exchange Ratio	0.05
Pro Forma Forian Shares issued to Helix Shareholders	7,997

Pro forma Forian Weighted Average Shares Outstanding – basic and diluted	26,716